EXHIBIT 15


  Reading & Bates Corporation:



       We are aware that Reading & Bates Corporation has incorporated by reference in this Registration Statement its Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, which includes our report dated April 20, 1994 covering the unaudited interim financial information for the quarter ended March 31, 1994 and our report dated July 19, 1994 covering the unaudited interim financial information for the quarter ended June 30, 1994, respectively contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the Registration Statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



  ARTHUR ANDERSEN LLP

  Houston, Texas
  October 12, 1994